Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

INTERNATIONAL BUSINESS MACHINES CORP

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Capital Stock, par value $.20 per share	(1)	Other	7,062,059	$ 256.37	$ 1,810,500,065.83	0.0001531	$ 277,187.56

Total Offering Amounts:							$ 1,810,500,065.83		$ 277,187.56
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$ 277,187.56

Offering Note(s)

(1)	Note 1(a): Based on (i) the number of shares exchangeable for service-based restricted stock units (“RSUs”) outstanding immediately prior to the transactions contemplated by the Agreement and Plan of Merger, dated as of April 24, 2024, by and among International Business Machines Corporation (“IBM”), McCloud Merger Sub, Inc., a wholly owned subsidiary of IBM, and HashiCorp, Inc., as such agreement may be amended from time to time (the “Merger Agreement”, and the transactions contemplated therein, the “Merger”) (or 12,331,147) pursuant to the benefit plans listed in this registration statement as of February 27, 2025, multiplied by an exchange ratio to reflect the number of shares of IBM capital stock for which such RSUs are exchangeable pursuant to the Merger Agreement plus (ii) the number of shares exchangeable for performance-based RSUs (“PSUs”) outstanding immediately prior to the Merger (or 280,461) pursuant to the benefit plans listed in this registration statement as of February 27, 2025, multiplied by an exchange ratio to reflect the number of shares of IBM capital stock for which such PSUs are exchangeable pursuant to the Merger Agreement plus (iii) the number of shares that remain available for issuance pursuant to the benefit plans listed above (“Residual Shares”) as of February 27, 2025, multiplied by an exchange ratio to reflect the number of shares of IBM capital stock for which such Residual Shares are exchangeable pursuant to the Merger Agreement. Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of IBM capital stock may be issued or issuable as a result of a stock split or other distribution declared at any time by IBM’s Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all of such additional capital stock.

Note 1(b): Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 on the basis of $256.37 per share of IBM capital stock issuable for each share subject to an RSU, each share subject to a PSU and each Residual Share under the benefit plans listed above, which is the average of the high and low prices of the IBM capital stock on the New York Stock Exchange on February 26, 2025, in each case, after taking into account the exchanges described in note (1)(a).